                                                            NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                                                                                Phone: 913-647-0158                                                      Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Olathe, Kansas (July 22, 2009) - Elecsys Corporation (NASDAQ: ESYS), today announced its financial results for the fourth quarter and fiscal year ended April 30, 2009.

Sales for the quarter were $4,083,000, a decrease of $2,811,000, or 41%, from the comparable period of fiscal 2008.  For fiscal 2009, sales were $21,882,000, a decrease of $1,536,000, or 7%, from the fiscal year ended April 30, 2008. The decrease in sales for the quarter and fiscal year resulted from lower bookings during the preceding quarters, primarily due to the widespread economic recession and its impact on orders from our existing customers.

Sales at NTG were $3,484,000 for fiscal 2009, a decrease of 6% from the previous fiscal year. Sales from the prior year at NTG included $908,000 of upgrade kits to convert fielded analog units to the new digital standard.  Exclusive of these one-time sales of upgrade kits in fiscal 2009 and 2008, revenue at NTG increased 13%.  Total sales reported at DCI decreased approximately $4,527,000 from the prior fiscal year because of lower bookings in the second half of fiscal 2009.  Sales at our Radix Corporation subsidiary were $6,731,000 for the fiscal year as compared to $3,249,000 for the seven-month period from the acquisition in September 2007 through the close of the fiscal year ended April 30, 2008.

Gross margin was approximately 36% of sales, or $1,470,000, for the fourth quarter ended April 30, 2009 as compared to 37% of sales, or $2,523,000, for the fourth quarter ended April 30, 2008. For fiscal 2009, gross margin increased to 38%, or $8,231,000, compared to 35%, or $8,236,000, for the 2008 fiscal year. The improvement in consolidated gross margin was driven by increased sales of Radix and NTG proprietary products and services that include higher margin proprietary equipment, service contracts, and network messaging fees.

Operating income for the quarter was $71,000 as compared to $690,000 for the same quarter in the prior year. For the fiscal year ended April 30, 2009, operating income was $1,465,000, a decrease of 14% from the operating income of $1,710,000 reported in fiscal 2008.

For the quarter ended April 30, 2009, net loss was $70,000, or $0.02 per diluted share. Net income was $263,000, or $0.08 per diluted share for the prior year period. For the fiscal year ended April 30, 2009, net income was $677,000, or $0.20 per fully diluted share as compared to net income of $688,000, or $0.20 per fully diluted share for the previous fiscal year.

Karl Gemperli, Elecsys president and chief executive officer, commented, “Despite a global economic slowdown that accelerated through the second half of our fiscal year, Elecsys Corporation delivered solid results in fiscal 2009.  Although revenues fell 7% this fiscal year, net income remained relatively stable due to strong gross margins generated by our proprietary products and services and our focus on operational efficiency. To further expand our higher margin proprietary brands, we recently acquired the technology to design and produce custom RFID solutions for harsh and extreme environments.  This technology will provide us with new opportunities for growth in additional markets.”

Gemperli continued, “Due to the severity of the current economic recession and the reduced level of orders received during the second half of fiscal 2009, we expect sales to decrease further during the next quarter.  However, with the recent addition of several significant new customers and our continuing investment in new proprietary product development, we expect sales to increase as we progress through fiscal 2010.  Despite the market and economic uncertainties, we look ahead to next year with confidence and believe our sales and net income will exceed those in fiscal 2009.”

About Elecsys Corporation
Elecsys Corporation develops custom engineered technology solutions for critical industries wherever high quality, reliability, and innovation are essential.  Elecsys provides electronic design and manufacturing services, custom liquid crystal displays (LCDs), and dependable custom configured solutions that integrate wireless remote monitoring, ultra-rugged mobile computing, and radio frequency identification (RFID) technologies to numerous industries worldwide.  Markets served include energy infrastructure, aerospace, transportation, logistics, agriculture, law enforcement, safety, military, medical and other critical industries.  Elecsys markets and supports certain proprietary technology and products under its DCI, Radix, NTG, and MBBS brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

#  #  #

Investor Relations Contact:                               Todd A. Daniel
                 Elecsys Corporation
(913) 647-0158, Phone
(913) 647-0132, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:                                    Shelley Bartkoski
                    Hagen and Partners
(913) 642-3715
sbartkoski@hagenandpartners.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2009	2008	2009	2008
Sales	$4,083	$6,894	$21,882	$23,418
Cost of products sold	2,613	4,371	13,651	15,182
Gross margin	1,470	2,523	8,231	8,236

Selling, general and administrative expenses	1,399	1,833	6,766	6,526

Operating income	71	690	1,465	1,710

Financial income (expense):
Interest expense	(96)	(124)	(412)	(491)
Interest income	--	1	2	20
	(96)	(123)	(410)	(471)

Income (loss) before income taxes	(25)	567	1,055	1,239

Income tax expense	45	304	378	551

Net income (loss)	$(70)	$263	$677	$688

Net income (loss) per share information:
Basic	$(0.02)	$0.08	$0.21	$0.21
Diluted	$(0.02)	$0.08	$0.20	$0.20

Weighted average common shares outstanding:
Basic	3,296	3,285	3,292	3,285
Diluted	3,296	3,444	3,438	3,452